Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	July 30, 2020

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Second-Quarter 2020 Financial Results
Estimates Annual Distributable Cash Flow Range of $1.0 to $1.05 Billion for 2020

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $133.8 million for second quarter 2020 compared to $253.7 million for second quarter 2019. The decrease in second-quarter 2020 net income was primarily driven by reduced demand for refined products due to travel and economic restrictions related to COVID-19 and the negative impact of the lower commodity price environment on various aspects of the partnership’s business.
Diluted net income per common unit was 59 cents in second quarter 2020 and $1.11 in second quarter 2019. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 65 cents for second quarter 2020 was higher than the range of 35 cents to 50 cents previously provided by management in early May. Actual results benefited from additional product overages, higher-than-expected commodity prices and lower operating expenses, which more than offset the $12.9 million, or 6-cent per unit, prepayment costs associated with the early extinguishment of the partnership’s notes due Feb. 2021 that had not been assumed in the previous guidance. Other results, including refined products and crude oil pipeline volumes, generally trended in line with the partnership’s expectations for the quarter.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $209.5 million for second quarter 2020 compared to $314.8 million for second quarter 2019.
“Magellan delivered results against the backdrop of a challenging environment for our industry and our nation that exceeded our expectations for the quarter,” said Michael Mears, chief executive officer. “Our resilient business model and strong financial position allow us to confidently manage through current challenges while remaining focused on executing our long-term strategy to maximize value for Magellan’s investors.”
Beginning in first quarter 2020, the partnership reorganized its reporting segments to reflect changes to its business in conjunction with the sale of three of its marine terminals during March 2020. Historical financial results have been restated to conform to the new segment presentation.
An analysis by segment comparing second quarter 2020 to second quarter 2019 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense:

Refined products. Refined products operating margin was $171.4 million, a decrease of $79.6 million. Transportation and terminals revenue decreased $67.9 million primarily due to lower demand during second quarter 2020 associated with travel and economic restrictions related to COVID-19 and reduced drilling activity in response to the lower commodity price environment. Revenues also decreased due to the sale of three marine terminals in first quarter 2020 and discontinuation of the ammonia pipeline in late 2019. These declines were partially offset by an increase in the average tariff rate in the current period as a result of the 2019 mid-year adjustment of 4.3% as well as contributions from the recently-constructed East Houston-to-Hearne pipeline segment that became operational in late 2019.
Operating expenses decreased $29.4 million primarily due to the timing of planned integrity spending and more favorable product overages (which reduce operating expenses) as well as no costs in the current period associated with the sold or discontinued assets.
Earnings of non-controlled entities increased by $7.5 million due to additional earnings related to the recent start-up of newly-constructed storage and dock assets at the partnership’s Pasadena joint venture marine terminal as well as lower unrealized losses recognized in the current period on futures contracts used to hedge commodity-related activities at its Powder Springs Logistics joint venture.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $47.7 million between periods due to the recognition of higher unrealized losses in the 2020 period on futures contracts used to economically hedge the partnership’s commodity-related activities as well as lower gas liquids sales volumes as a result of lower economic blending opportunities and the impact of lower commodity prices on the partnership’s other commodity-related activities.
Crude oil. Crude oil operating margin was $128.3 million, a decrease of $34.9 million. Transportation and terminals revenue decreased $26.5 million primarily due to lower transportation revenue on the partnership’s Longhorn pipeline as a result of less third-party spot shipments because of unfavorable differentials between the Permian Basin and Houston as well as the recent assignment of a customer contract to Magellan’s marketing affiliate, with the related marketing activity recognized as product margin instead of transportation revenue. Lower tariff volume on Magellan’s Houston distribution system resulted primarily from a change in the way customers now contract for services at the partnership’s Seabrook joint venture export facility, and was offset by incremental revenue from the related new terminal transfer fee as well as by more contract storage utilized at higher rates.
Operating expenses increased $7.2 million due to the timing of planned integrity spending, and other operating income was $9.8 million favorable primarily due to unrealized gains on a basis derivative agreement during the current period compared to losses in the 2019 quarter.
Earnings of non-controlled entities declined $14.6 million between periods primarily due to decreased spot volumes on the BridgeTex pipeline and lower contribution from the Saddlehorn pipeline following Magellan’s sale of a 10% interest in Feb. 2020.
Product margin increased slightly as a result of crude oil marketing activities conducted to facilitate intrastate shipments during the current period.
Other items. Depreciation, amortization and impairment expense decreased slightly between periods following the recently sold assets, and G&A expense decreased $10.2 million primarily due to lower incentive compensation accruals.
Gain on disposition of assets was $4.6 million unfavorable due to the 2019 period benefiting from the sale of an inactive terminal along the partnership’s refined products pipeline system.
Net interest expense increased $18.9 million due to a $12.9 million debt prepayment cost during the current period and higher average outstanding borrowings, primarily as a result of borrowings made to fund the partnership’s recent expansion capital projects. As of June 30, 2020, Magellan had $4.84 billion of debt outstanding, including $141 million outstanding on its commercial paper program, with $3 million of cash on hand.

Financial guidance for 2020
As reopening efforts continue, travel and economic activity have increased from their April lows. However, the pace of recovery and length of time for the markets served by Magellan to return to more historical levels of refined products demand remain unclear. Management currently estimates annual 2020 DCF to be in the range of $1.0 to $1.05 billion. The midpoint of this range includes the following key assumptions for the second half of the year:
–Refined products pipeline volumes continue to be affected by the pandemic, with average base business volumes, excluding the impact of expansion projects, declining by 6% for gasoline, 12% for distillate and 40% for aviation fuel during the second half of 2020 compared to the same period in 2019. Including the expected contribution from recent expansion projects, total refined products volumes during the second half of the year are expected to be relatively flat with the comparable 2019 period.
–Due to recent improvement in commodity prices, the partnership now expects to realize profits from its gas liquids activities during the second half of the year. Based on last week’s price curve, fall blending margins are forecasted to average approximately 30 cents per gallon, with nearly 75% of the expected fall blending activity now hedged.
Including actual results so far this year, net income per unit is estimated to be between $3.50 and $3.70 for 2020 based on the latest DCF forecast range, with third-quarter guidance ranging from 75 cents to 85 cents depending on the progress of continued recovery in the markets served by the partnership. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
As previously announced, Magellan intends to maintain its quarterly cash distribution at the current level for the remainder of 2020. Based on the current distribution amount and number of units outstanding as well as the latest DCF forecast for the year, distribution coverage for 2020 is expected to be approximately 1.1 to 1.14 times the amount necessary to pay cash distributions for the year, generating excess cash of $75 to $125 million for 2020. Management does not intend to provide financial guidance beyond 2020 at this time but continues to target distribution coverage of at least 1.2 times once refined products demand and commodity prices stabilize and return to more historical levels.

Capital allocation
Management remains focused on managing Magellan’s business for the long term and delivering value for its investors utilizing its historical disciplined approach. The partnership continues to make significant progress on its existing large-scale construction projects, which are nearing completion, and to evaluate well in excess of $500 million of potential organic growth projects to create incremental value for unitholders over the long term.
Based on the progress of projects now underway, the partnership expects to spend approximately $400 million in 2020 and $40 million in 2021 to complete its current slate of expansion projects. A number of new, low-risk smaller projects were recently launched and expected to meet or exceed management’s 6 to 8 times EBITDA multiple target.
Magellan’s west Texas refined products pipeline expansion began operations on July 1, with an additional 75,000 barrels per day (bpd) of capacity now available. The related new refined products terminal in Midland, Texas began service this week as well. Further, expansion of the Saddlehorn pipeline continues to progress, with an incremental 100,000 bpd of capacity expected to be available by the end of 2020.
During 2020, Magellan’s board of directors authorized the repurchase of up to $750 million of common units through 2022. Through June 30, 2020, the partnership had repurchased 3.6 million units for $202 million, with no incremental units purchased during the second quarter. The timing, price and actual number of units repurchased will depend on a number of factors including expected expansion capital spending needs, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.

Earnings call details
Management will discuss second-quarter 2020 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 954-0628, conference code 21965325.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer

Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: potential, plan, target, forecast, guidance, believe, estimate, expect, continue, commit, future, remain, resilient, intend, nearing, term, may, will and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: impacts from the COVID-19 pandemic; impacts of the oversupply of crude oil and petroleum products; claims for force majeure relief by its customers or vendors; its ability to identify growth projects with acceptable expected returns and to complete projects on time and at expected costs; changes in price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through its facilities; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; an increase in the competition the partnership’s operations encounter; disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital needs; changes in its capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2020	2019	2020
Transportation and terminals revenue	$506,405	$411,815	$967,197	$870,210
Product sales revenue	189,989	43,277	352,984	362,397
Affiliate management fee revenue	5,305	5,316	10,453	10,607
Total revenue	701,699	460,408	1,330,634	1,243,214
Costs and expenses:
Operating	168,929	146,107	314,954	295,615
Cost of product sales	152,876	50,509	321,970	299,745
Depreciation, amortization and impairment	62,530	58,540	124,401	122,074
General and administrative	52,383	42,168	98,378	79,076
Total costs and expenses	436,718	297,324	859,703	796,510
Other operating income (expense)	(5,024)	3,913	1,917	3,402
Earnings of non-controlled entities	40,785	33,689	72,040	77,349
Operating profit	300,742	200,686	544,888	527,455
Interest expense	51,406	69,259	111,572	125,159
Interest capitalized	(5,134)	(4,228)	(8,588)	(9,179)
Interest income	(338)	(223)	(1,998)	(643)
Gain on disposition of assets	(4,646)	—	(26,434)	(12,887)
Other (income) expense	4,570	1,446	6,620	2,253
Income before provision for income taxes	254,884	134,432	463,716	422,752
Provision for income taxes	1,181	589	2,350	1,345
Net income	$253,703	$133,843	$461,366	$421,407

Basic net income per common unit	$1.11	$0.59	$2.02	$1.86

Diluted net income per common unit	$1.11	$0.59	$2.02	$1.86

Weighted average number of common units outstanding used for basic net income per unit calculation	228,647	225,351	228,603	226,461

Weighted average number of common units outstanding used for diluted net income per unit calculation	228,688	225,351	228,623	226,461

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2020	2019	2020
Refined products:
Transportation revenue per barrel shipped	$1.606	$1.675	$1.590	$1.626
Volume shipped (million barrels):
Gasoline	70.8	61.3	132.9	127.5
Distillates	47.2	41.3	91.8	85.1
Aviation fuel	9.9	2.7	18.7	12.1
Liquefied petroleum gases	4.5	—	5.1	0.4
Total volume shipped	132.4	105.3	248.5	225.1

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.977	$1.048	$0.961	$0.970
Volume shipped (million barrels)(1)(2)	80.5	47.7	159.9	122.8
Terminal average utilization (million barrels per month)	22.9	25.5	22.6	24.1
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(3)	38.8	32.2	76.5	69.3
Saddlehorn - volume shipped (million barrels)(4)	13.4	15.1	22.4	31.4

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities. Revenues from those activities are reflected as product sales revenue in its consolidated financial statements. Transportation revenue per barrel shipped reflects average rates on third-party volumes only.
(2) Volume shipped in 2020 reflects a change in the way the partnership's customers contract for its services pursuant to which customers are able to utilize crude oil storage capacity at East Houston and dock access at Seabrook. Subsequent to this change, the services the partnership provides no longer include a transportation element. Therefore, revenues related to these services are reflected entirely as terminalling revenues and the related volumes are no longer reflected in the partnership's calculation of transportation volumes.
(3) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by Magellan.
(4) These volumes reflect the total shipments for the Saddlehorn pipeline, which was owned 40% by Magellan through January 31, 2020 and 30% thereafter.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2020	2019	2020
Refined products:
Transportation and terminals revenue	$347,630	$279,759	$657,201	$594,078
Affiliate management fee revenue	1,659	1,513	3,321	3,097
Other operating income (expense)	1,031	138	6,399	2,030
Earnings (loss) of non-controlled entities	(2,950)	4,592	(3,997)	18,812
Less: Operating expenses	132,850	103,405	235,542	209,287
Transportation and terminals margin	214,520	182,597	427,382	408,730
Product sales revenue	184,695	34,463	341,977	347,449
Less: Cost of product sales	148,166	45,616	310,596	278,958
Product margin	36,529	(11,153)	31,381	68,491
Operating margin	$251,049	$171,444	$458,763	$477,221

Crude oil:
Transportation and terminals revenue	$160,116	$133,637	$312,275	$279,295
Affiliate management fee revenue	3,646	3,803	7,132	7,510
Other operating income (expense)	(6,055)	3,775	(4,482)	1,372
Earnings of non-controlled entities	43,735	29,097	76,037	58,537
Less: Operating expenses	38,764	45,917	84,470	92,689
Transportation and terminals margin	162,678	124,395	306,492	254,025
Product sales revenue	5,294	8,814	11,007	14,948
Less: Cost of product sales	4,710	4,893	11,374	20,787
Product margin	584	3,921	(367)	(5,839)
Operating margin	$163,262	$128,316	$306,125	$248,186

Segment operating margin	$414,311	$299,760	$764,888	$725,407
Add: Allocated corporate depreciation costs	1,344	1,634	2,779	3,198
Total operating margin	415,655	301,394	767,667	728,605
Less:
Depreciation, amortization and impairment expense	62,530	58,540	124,401	122,074
General and administrative expense	52,383	42,168	98,378	79,076
Total operating profit	$300,742	$200,686	$544,888	$527,455

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2020
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$133,843	$0.59	$0.59
Commodity-related adjustments associated with future transactions(1)	12,367
Excluding commodity-related adjustments	$146,210	$0.65	$0.65

Weighted average number of common units outstanding used for basic net income per unit calculation	225,351
Weighted average number of common units outstanding used for diluted net income per unit calculation	225,351

(1) Includes the partnership's net share of commodity-related adjustments for its non-controlled entities. Please see Distributable Cash Flow ("DCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2020 Annual
	2019	2020	2019	2020	Forecast Range

Net income	$253,703	$133,843	$461,366	$421,407	$790,000	$835,000
Interest expense, net	45,934	64,808	100,986	115,337	220,000	220,000
Depreciation, amortization and impairment(1)	59,966	58,500	118,923	121,586	251,000	251,000
Equity-based incentive compensation(2)	10,890	4,256	6,040	(10,289)	(10,000)	(10,000)
Gain on disposition of assets(3)	(5,280)	—	(16,280)	(10,511)	(11,000)	(11,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	17,627	9,982	20,843	(4,938)
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(1,924)	47,593	71,214	(15,964)
Inventory valuation adjustments(5)	(1,820)	(43,899)	(9,446)	27,831
Total commodity-related adjustments	13,883	13,676	82,611	6,929	(13,000)	(8,000)
Distributions from operations of non-controlled entities in excess of (less than) earnings	(793)	14,267	11,029	25,350	66,000	66,000
Adjusted EBITDA	378,303	289,350	764,675	669,809	1,293,000	1,343,000
Interest expense, net, excluding debt issuance cost amortization(6)	(45,184)	(50,827)	(91,059)	(100,459)	(203,000)	(203,000)
Maintenance capital(7)	(18,325)	(28,982)	(40,823)	(53,302)	(90,000)	(90,000)
Distributable cash flow	$314,794	$209,541	$632,793	$516,048	$1,000,000	$1,050,000

(1) Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2) Because the partnership intends to satisfy vesting of unit awards under its equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3) Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations.
(4) Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.
(5) The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.
(6) Interest expense includes debt prepayment costs of $8.3 million in the six months ended June 20, 2019 and $12.9 million in the three and six months ended June 30, 2020, which are excluded from DCF as they are financing activities and not related to the partnership's ongoing operations.
(7) Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.